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EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is entered into between Jeff D. Morris ("Executive") and Alon USA GP, LLC, a Delaware limited liability company ("Employer" or "Company") effective May 3, 2011 (the “Effective Date”), who, in return for the mutual promises set forth herein, agree as follows:

WHEREAS, the Company and Executive are party to that certain Executive Employment Agreement, dated as of July 31, 2000, as amended by that certain Amendment to Executive/Management Employment Agreement, dated as of May 1, 2005 (as so amended, the “Original Agreement”);

WHEREAS, the Company and Executive desire for the Executive continue his employment relationship with the Company as an executive with the title Vice Chairman of the Board of Directors and to amend and restate the Original Agreement with the terms and provisions of this Agreement; and

WHEREAS, it is intention of the Company and Executive that Executive's change in role in the Company does not constitute a separation from service from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1.    POSITION/TERM.

(a)    Throughout the term of this Agreement, Employer shall employ Executive and Executive shall render services to Employer in the capacity and with the title of Vice Chairman of the Board of Directors. Executive shall devote his time and best effort to the successful functioning of the business of Employer and shall faithfully and industriously perform all duties pertaining to his position to the best of Executive's ability, experience and talent. Executive shall be subject at all times during the term hereof to the direction and control of Employer in respect of the work to be done.

(b)    Executive's employment hereunder is anticipated to be for an initial term of three (3) years from the Effective Date. Thereafter, the term shall renew automatically each year for a term of one year. Notwithstanding the anticipated term of this Agreement, either party may unilaterally terminate this Agreement prior to the end of the initial term or any renewal thereof by providing notice of termination pursuant to Section 9.

2.    COMPENSATION.

(a)    Executive's salary ("Base Compensation") shall be $150,000 per year, payable bi-weekly (unless the payroll practice of the Company changes to monthly or semi-monthly) in arrears and subject to change only with the mutual written consent of Employer and Executive.

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    (b)    Executive shall be entitled to participate in an annual incentive bonus program at the discretion of the Employer.

    (c) Executive will continue to be eligible to participate in the Alon USA Benefits Restoration Plan, as in effect from time to time.

3.    FRINGE BENEFITS; REIMBURSEMENT OF EXPENSES.

(a)    Employer shall make available, or cause to be made available to Executive, throughout the period of his employment hereunder, such benefits, including any disability, hospitalization, medical benefits, retiree health benefits, life insurance, 401(k), pension plan or other benefits or policy, as may be put into effect from time to time by Employer generally for other executives at the level of Executive. Benefits under such plans shall be based on the combined years of service of the Executive for Employer and ATOFina. The Company expressly reserves the right to modify such benefits at any time.

(b)    Executive will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by the Executive, in accordance with and subject to applicable Company expense incurrence and reimbursement policies. Any expense reimbursements required to be made under the Agreement will be for expenses incurred by Executive during the term of the Agreement, and such reimbursements will be made not later than December 31st of the year following the year in which Executive incurs the expense; provided, that in no event will the amount of expenses eligible for payment or reimbursement in one calendar year affect the amount of expenses to be paid or reimbursed in any other calendar year. Executive's right to expense reimbursement will not be subject to liquidation or exchange for another benefit.

4.    COMPLIANCE WITH EMPLOYER POLICIES.

Executive shall comply with and abide by all employment policies and directives of Employer. Employer may, in its sole discretion, change, modify or adopt new policies and directives affecting Executive's employment. In the event of any conflict between the terms of this Agreement and Employer's employment policies and directives, the terms of this Agreement will be controlling.

5.    RESTRICTIVE COVENANT

(a)    In consideration of the confidential information of Employer provided to Executive and the other benefits provided to Executive pursuant to this Agreement, Executive agrees that during the term of Executive's employment with Employer and for a period of nine months (the "Non-Compete Period"), Executive will not, without the prior written consent of Employer, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, sole proprietor, independent contractor, consultant or in any other capacity conduct any business, or assist any

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person in conducting any business, that is in competition with the business of Employer or its Affiliates (as defined below).

(b)    In addition to any other covenants or agreements to which Executive may be subject, during the Non-Compete Period, Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Employer for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with Employer or its Affiliates.

For the purposes of this Agreement, the "business of Employer or its Affiliates" means the business of refining petroleum distillates and the wholesale distribution of such products in the Territory. The term "Affiliates" means all subsidiaries of Employer and each person or entity that controls, is controlled by, or is under common control with Employer. The "Territory" means the states of Texas, New Mexico, Arizona, Arkansas, Louisiana, California, Nevada, Oregon, Washington and Oklahoma. It is understood and agreed that the scope of each of the covenants contained in this Section 5 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of Employer. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative. The terms of this Section 5 shall not apply to the ownership by Executive of less that 5% of a class of equity securities of an entity, which securities are publicly traded on the New York Stock Exchange, the American Stock Exchange, or the National Market System of the National Association of Securities Dealers Automated Quotation System. The provisions of this Section 5 will survive any termination or expiration of this Agreement.

6.    CONFIDENTIALITY.

(a)    Executive recognizes that during the course of employment, Executive will be exposed to information or ideas of a confidential or proprietary nature which pertain to Employer's business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, but not limited to, specifications, designs plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies; business and financial plans and strategies, methods of doing business; data processing and management information and technical systems, programs and practices; customers and users and their needs, sales history; and financial strength), and such information of third parties which has been provided to Employer in confidence ("Confidential Information"). All such information is deemed "confidential" or "proprietary" whether or not it is so marked, provided that it is maintained as confidential by the Company. Information will not be considered to be Confidential Information to the extent that it is generally available to the public. Nothing in this Section 6 will prohibit the use or disclosure by Executive of knowledge that is in general use in the industry or general business knowledge.

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(b)    Executive shall hold Confidential Information in confidence, use it only in connection with the performance of duties on behalf of Employer, and restrict its disclosure to those directors, employees or independent contractors of Employer having a need to know.

(c)    Executive shall not disclose, copy or use Confidential Information for the benefit of anyone other than Employer without Employer's prior written consent.

(d)    Executive shall, upon Employer's request or Executive's termination of employment, return to Employer any and all written documents containing Confidential Information in Executive's possession, custody or control.

7.    NON-INTERFERENCE WITH EMPLOYMENT RELATIONSHIPS.

During Executive's employment with Employer, and for a period of one (1) year thereafter, Executive shall not, without Employer's prior written consent, directly or indirectly: (a) induce or attempt to induce any employee to leave the Employer's employ; or (b) interfere with or disrupt the Employer's relationship with any of its employees or independent contractors.

8.    COPYRIGHT, INVENTIONS, PATENTS.

Employer shall have all right, title and interest to all features (including, but not limited to, graphic designs, copyrights, trademarks and patents) created during the course of or resulting from Executive's employment with Employer. Executive hereby assigns to Employer all copyright ownership and rights to any work developed by Executive and reduced to practice for or on behalf of Employer or which relate to Employer's business during the course of the employment relationship. At Employer's expense, Executive shall do all other things including, but not limited to, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to Employer's intellectual property rights, necessary or appropriate for Employer to obtain, maintain, and assert its rights in such work.

9.    TERMINATION OF EMPLOYMENT.

(a)    Employer may terminate Executive's employment hereunder upon not less than thirty (30) days prior written notice. In the event of any such termination, Executive shall be entitled to receive his Base Compensation through the termination date and all accrued benefits to the date of termination (and to the extent required by law).

(b)    Executive may terminate the employment relationship hereunder with not less than thirty (30) days prior written notice. Upon any such termination of Executive's employment the Company shall be under no further obligation to Executive, except to pay all earned but unpaid Base Compensation and all accrued benefits to the date of termination (and to the extent required by law), subject to the provisions of any other agreement to which the Executive and the Company are a party, including but not limited to any stock option agreement or shareholders agreement.

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(c)    The provisions of Sections 5, 6, 7 and 8 of this Agreement will continue in effect notwithstanding any termination of Executive's employment.

10.    CLEAN ENERGY RESEARCH.

If during the term of this Agreement and for a period of three (3) years after termination of this Agreement, a corporate entity is created by an affiliate of the Company, with the stated purpose related to the research and/or development of clean energy, Executive has the right to be such entity's Chief Technology Officer and to invest in such entity in an amount up to 20% of the initial equity investment.

11.    MEDIATION AND ARBITRATION.

(a)    Employer and Executive hereby state their mutual desire for any dispute concerning a legally cognizable claim arising out of this Agreement or in connection with the employment of Executive by Employer, including, but not limited to, claims of breach of contract, fraud, unlawful termination, discrimination, harassment, workers' compensation retaliation, defamation, tortious infliction of emotional distress, unfair competition, and conversion ("Legal Dispute"), to be resolved amicably, if possible, and without the need for litigation.

(b)    Based on this mutual desire, in the event a Legal Dispute arises, the parties shall utilize the following protocol:

(i)    The parties shall first submit the Legal Dispute to mediation under the auspices of the American Arbitration Association ("AAA") and pursuant to the mediation rules and procedures promulgated by the AAA.

    (ii) In the event mediation is unsuccessful in fully resolving the Legal Dispute, binding arbitration shall be the method of final resolution of the Legal Dispute. The parties expressly waive their rights to bring action against one another in a court of law, except as expressly provided in subsection (d). The parties hereto acknowledge that failure to comply with this provision shall entitle the non-breaching party not only to damages, but also to injunctive relief to enjoin the actions of the breaching party. Any Legal Dispute submitted to Arbitration shall be under the auspices of the AAA and pursuant to the "National Rules for the Resolution of
Employment Disputes," or any similar identified rules promulgated at such time the Legal
Dispute is submitted for resolution. All mediation and arbitration hearings shall take place in
Dallas, Texas.

(c)    Notice of submission of any Legal Dispute to mediation shall be provided no later than three hundred sixty-five (365) calendar days following the date the submitting party became aware of the conduct constituting the alleged claims. Failure to do so shall result in the irrevocable waiver of the claim made in the Legal Dispute.

(d)    Notwithstanding that mediation and arbitration are established as the exclusive procedures for resolution of any Legal Dispute, (i) either party may apply to

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an appropriate judicial or administrative forum for injunctive relief and (ii) claims by Employer arising in connection with Section 5, 6, 7 or 8 may be brought in any court of competent jurisdiction.

(e)    Each party acknowledges that a remedy at law for any breach or attempted breach of Section 5, 6, 7 or 8 of this Agreement will be inadequate, agrees that Employer will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach, and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. Except as provided in subsection (c) no delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

12.    ASSIGNMENT.

This Agreement shall not be assignable by either party except that upon any sale or transfer of all or substantially all of its business by Employer, Employer may assign this Agreement to its successor, any failure to make such an assignment will be considered to constitute the termination of Executive's employment effective upon the closing of the referenced transaction.

13.    NO INDUCEMENT, AGREEMENT VOLUNTARY.

Executive represents that (a) he has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Employer or its agents not contained herein, (b) he has entered into this Agreement voluntarily, after having the opportunity to consult with representatives of his own choosing and that (c) his agreement is freely given.

14.    INTERPRETATION.

Any paragraph, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions.

15.    PRIOR AGREEMENTS SUPERSEDED; AMENDMENTS. This Agreement revokes and supersedes all prior agreements including the Original Agreement, written and oral, and represents the entire agreement between the parties in relation to the employment of the Executive by the Company after the Commencement Date and shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by the Executive and the Employer.

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16.    SECTION 409A OF THE CODE.

(a)    If the Company makes a good faith determination that a payment under the Agreement (i) constitutes a deferral of compensation for purposes of Section 409A, (ii) is made to Executive by reason of his separation from service and (iii) at the time such payment would otherwise be made Executive is a “specified employee” as hereinafter defined, the payment will be delayed until the first day of the seventh month following the date of such termination of employment and will bear interest at the prime rate of interest as published in the Wall Street Journal on the first business day following the date of Executive's termination of employment. For purposes of this Section 2, a specified employee is an officer of Alon USA Energy, Inc. with annual compensation in excess of $150,000 (as adjusted for years after 2008), provided that only the 50 highest paid officers of Alon USA Energy, Inc. may constitute “specified employees” for any 12-month period. An individual who is identified as a one of the 50 highest paid officers during any portion of a calendar year will be a specified employee for purposes of the Agreement during the 12-month period beginning on April 1 of the following calendar year.

(b)    To the extent that any payment made under the Agreement constitutes a deferral of compensation subject to Section 409A of the Code, the time of such payment may not be accelerated except to the extent permitted by Section 409A. Where Section 409A of the Code permits a payment or benefit that constitutes a deferral of compensation to be accelerated, the payment or benefit may be accelerated in the sole discretion of the Company.

(c)    Notwithstanding any provision of the Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to the Agreement as the Company deems necessary or desirable solely to avoid the imposition of taxes or penalties under Section 409A.

17.    NOTICES.

All notices, demands and requests of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)    if to the Company, to:
    Alon USA GP, LLC
    7616 LBJ Freeway, Suite 300
    Dallas, TX 75251
    Telecopy number: (972) 367-3724
Attention: Chairman

(b)    if to Executive, to the address of Executive set forth on the signature page hereto; or to such other address as the party to whom notice is to be

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given may have furnished to the other in writing in accordance with the provisions of this Section 15. Any such notice or communication shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent; and (iii) if by registered or certified mail, on the third business day following the date postmarked.

18.    APPLICABLE LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to principles of conflicts of law.

EXECUTIVE:         EMPLOYER:

            ALON USA GP, LLC

By: /S/Jeff D. Morris                By: /S/David Wiessman
Jeff D. Morris     David Wiessman, Executive Chairman of the Board of
Managers